EXHIBIT 99.1

[LETTERHEAD OF CHART INDUSTRIES]

For Immediate Release

     CHART INDUSTRIES REPORTS FOURTH-QUARTER EARNINGS OF $.05

CLEVELAND, OH - February 5, 2001 - Chart Industries, Inc., (NYSE:CTI) today reported financial results for its fourth quarter and year ended December 31, 2000. Sales for the fourth quarter of 2000 increased 12.9 percent to a record $89.8 million, up from $79.5 million for the corresponding quarter in 1999. Fourth-quarter net income was $1.2 million, or $.05 per diluted share, compared with net income of $1.7 million, or $.07 per diluted share, in the fourth quarter of 1999.

          Sales for the full year increased 11.2 percent to $325.7 million from $292.9 million for 1999. Net income for 2000 was $2.2 million, or $.09 per diluted share, compared with a net loss of $36.3 million, or $1.53 per diluted share, for 1999.

          Commenting on Chart's results for the fourth quarter and year ended December 31, 2000, Arthur S. Holmes, Chairman and Chief Executive Officer, said, "I am pleased with the progress we have made this year and the underlying improvement demonstrated in our fourth-quarter results. Each of Chart's three business segments produced sales growth over the same quarter last year and we achieved record sales for the full year of $326 million. Our operating income of $9.2 million for the fourth quarter was 23 percent higher than the same quarter of 1999 and brings our total year operating income to $30.9 million versus an operating loss of $11.7 million last year.

          "Chart's consolidated backlog at year-end was a healthy $108.1 million, up $47.7 million, or 78.9 percent, from the 1999 year-end figure. Continued strong demand for our Applied Technologies (AT) and Distribution & Storage (D&S) products and improved hydrocarbon processing market activity for our Process Systems & Equipment (PS&E) segment positions Chart to enter 2001 in a much healthier position than a year ago. Recovery of the industrial gas market for the PS&E segment looks more like year-end or early 2002.

          "I am particularly gratified with the strong growth in orders and sales we are experiencing in the AT business. To pursue a strong component of this growth, Chart has created a new subsidiary named NexGen Fueling, Inc., in which we plan to consolidate and promote our production of liquid natural gas (LNG) equipment for natural gas-powered vehicles, natural

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

gas fueling stations and related applications. We have previously announced two significant and strategic awards in this market. Similarly, we have created a subsidiary named CoolTel, Inc. to market our developing telemetry services to our customers. Investment banking firms have been engaged to assist Chart in obtaining outside financing to help fund the development of these businesses. We will retain a majority ownership interest in both subsidiaries .

          "Our operations have continued to generate positive cash flow and have allowed for a modest reduction of debt. This was difficult in 2000 because of the rising interest rates. Recently announced interest rate reductions will be beneficial going forward. Chart achieved earnings before interest, taxes, depreciation and amortization (EBITDA) of $49.8 million for the year, which is a significant recovery from the 1999 level. Going forward in 2001, we anticipate double-digit revenue growth, assuming reasonable industrial economic strength, but lower gross margins due to some unfavorable mix changes. Chart will also make necessary investments in our leading growth businesses. Overall, our profitability is expected to improve over 2000. Seasonality and mix changes, however, will net a soft to break-even first quarter.

          "In summary, we are demonstrating continued strong revenue growth. Our challenge is to continue to grow and improve operating performance while reducing debt. I believe we are well positioned to accomplish these goals and achieve enhanced shareholder value.

          Financial highlights are as follows (all figures are in thousands of dollars except per-share amounts, which are based on average shares outstanding on a diluted basis):

	Three months ended December 31,
	2000	1999	% Change
Sales	$89,772	$79,515	12.9%
Gross profit	25,665	24,042	6.8%
Net income	1,211	1,653	(26.7%	)
Net income per share - assuming dilution	0.05	0.07	(28.6%	)

	Twelve months ended December 31,
	2000	1999	% Change
Sales	$325,700	$292,937	11.2%
Gross profit	96,029	77,381	24.1%
Net income (loss)	2,155	(36,280)	N/M
Net income (loss) per share - assuming dilution	0.09	(1.53)	N/M
N/M = Not meaningful

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

CONSOLIDATED FOURTH-QUARTER 2000 FINANCIAL RESULTS

Sales for the fourth quarter of 2000 were $89.8 million versus $79.5 million for the fourth quarter of 1999, an increase of $10.3 million, or 12.9 percent. Each of the Company's three business segments experienced sales growth in the fourth quarter of 2000 compared with the corresponding quarter of 1999. The AT segment benefited from continued strength in the magnetic resonance imaging (MRI) market and medical oxygen equipment markets. In addition, sales of nitrogen systems and LNG vehicle-fueling product lines increased over prior periods. These increases more than offset a temporary slowdown experienced in restaurant CO2 products with one of Chart's largest customers. The D&S segment continued to see high sales levels for packaged gas products which were offset by lower engineered tank sales. Improvement in the PS&E segment resulted primarily from Trinidad LNG project revenue for both heat exchangers and cold boxes.

          Gross profit for the fourth quarter of 2000 was approximately $25.7 million versus $24.0 million for the fourth quarter of 1999, an increase of $1.6 million, or 6.8 percent. Gross profit margin for the fourth quarter of 2000 was 28.6 percent versus 30.2 percent for the fourth quarter of 1999. The gross profit margin decline was largely due to poor performance and inventory adjustments in the Company's Cryogenic Services Division.

          Chart reorganized its Cryogenic Services Division in the fourth quarter of 2000. Rapid growth and consolidation of services into this business unit resulted in poor operating performance and over-extension of its infrastructure. The reorganization is intended to focus management and other resources on specific problems. This business unit remains a strategic part of Chart's global tank business and a growth component in the tank business' core operations.

          Selling, general and administrative (SG&A) expense for the fourth quarter of 2000 was $15.9 million versus $15.1 million for the fourth quarter of 1999. Major comparative increases were related to incentive pay and sales commissions, both of which increased with improved sales and earnings. As a percentage of sales, SG&A expense was 17.7 percent for the fourth quarter of 2000, down from 19.0 percent for the fourth quarter of 1999.

          The Company recorded $1.3 million of goodwill amortization in the fourth quarters of 2000 and 1999.

          With the improving market for MRI cryostats and market acceptance of the new ORCA™ Micro-Bulk delivery system, the Company expanded operations into a leased facility, which had been previously vacated as part of the restructuring plan initiated in 1999. Accordingly, the Company reversed $0.7 million of its restructuring reserve in the fourth quarter of 2000. This reserve was the result of the Company's restructuring plan and charge announced in the

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

second quarter of 1999. The charge included costs related to consolidating manufacturing capacity at the two Denver facilities and other severance costs. Pursuant to this plan, the Company recorded a $0.2 million charge during the fourth quarter of 1999.

          In the fourth quarter of 2000, the Company recorded a $0.7 million gain on the sale of its Westborough, Massachusetts plant, which had been idled since the sale of its standard cryogenic systems product line in the fourth quarter of 1999. The sale of this product line resulted in a $2.5 million gain in that quarter.

          Net interest expense for the fourth quarter of 2000 was $7.0 million versus $6.3 million for the fourth quarter of 1999, reflecting higher interest rates due to Federal Reserve rate increases in early 2000 and the amendments of the Company's Credit Facility. At December 31, 2000, the Company had borrowings outstanding on its Credit Facility of $259.6 million and was in compliance with all related covenants.

          Income tax expense reflects an effective tax rate of 56 percent for the fourth quarter and 57 percent for the year ended December 31, 2000 due to much of the goodwill amortization being non-deductible.

          As a result of the foregoing, the Company reported net income for the fourth quarter of 2000 of $1.2 million, or $.05 per diluted share, versus $1.7 million, or $.07 per diluted share, for the fourth quarter of 1999.

          Cash provided by operations during the fourth quarter of 2000 was $4.0 million compared with cash used by operations of $5.4 million in the fourth quarter of 1999.

          Capital expenditures for the fourth quarter of 2000 were $1.5 million compared with $2.5 million for the same period in 1999. The Company believes that between $1.5 million and $2.0 million per quarter is the normal maintenance level for capital expenditures.

          The Company forecasts sufficient cash flow from operations and available borrowings to fund principal and interest payments, working capital requirements and capital expenditures for the current fiscal year. The Credit Agreement amendment relief on financial covenants and the additional liquidity facility agreed to during the fourth quarter of 2000 expire at the end of 2001.

ORDERS AND BACKLOG

Chart's consolidated orders for the fourth quarter of 2000 totaled $84.9 million, compared with orders of $114.7 million for the third quarter of 2000 and $71.4 million for the fourth quarter of 1999. Chart's consolidated firm order backlog at December 31, 2000 was $108.1 million, a decrease of $5.3 million from $113.4 million at September 30, 2000, but up $47.7 million from the prior year's figure.

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

          AT orders for the fourth quarter of 2000 totaled $43.7 million, compared with $37.0 million for the third quarter of 2000. The fourth-quarter orders were strong in MRI cryostats, LNG vehicle fuel tanks and fueling stations, medical oxygen products and nitrogen systems. The continued growth in AT is the result of the Company's growing focus on end-user markets and new technologies such as LNG vehicle fueling systems.

          D&S orders for the fourth quarter of 2000 totaled $32.6 million, compared with $45.8 million for the third quarter of 2000. The D&S segment realized several large orders in the third quarter in mobile equipment and packaged gas products, which were not repeated in the fourth quarter. In addition, both the standard tank and service markets experienced lower orders in the fourth quarter.

          PS&E orders for the fourth quarter of 2000 totaled $8.5 million, compared with $31.9 million in the third quarter of 2000. Orders in this segment were down after two very strong quarters earlier in the year, which included large awards for the Trinidad LNG project. PS&E backlog at December 31, 2000, was $33.7 million, down from $43.2 million at September 30, 2000.

GENERAL

This release contains forward-looking statements that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, unanticipated slowdowns in the Company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, the ability of the Company to satisfy covenants under its Credit Facility, the ability of the Company to obtain outside financing for business development initiatives, and worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.

          Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 14 states and international operations located in Australia, China, Czech Republic, England, Germany and Singapore.

          For more information on Chart Industries, Inc., visit the Company's home page web site at www.chart-ind.com.

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

 CHART INDUSTRIES, INC.
QUARTERLY SEGMENT INFORMATION (UNAUDITED)
LAST FIRE-QUARTER TREND
(Dollars in thousands)

	1999 Fourth Quarter	2000 First Quarter	2000 Second Quarter	2000 Third Quarter	2000 Fourth Quarter
Sales
Applied Technologies	$34,224	$29,518	$33,855	$35,409	$38,170
Distribution & Storage Equipment	31,678	32,208	35,792	36,166	33,763
Process Systems & Equipment	13,613	7,266	9,277	16,437	17,839

Total	$79,515	$68,992	$78,924	$88,012	$89,772

Gross Profit
Applied Technologies	$13,741	$11,999	$13,454	$14,391	$14,606
Distribution & Storage Equipment	7,444	7,090	8,088	7,890	6,243
Process Systems & Equipment	2,857	671	2,111	4,670	4,816

Total	$24,042	$19,760	$23,653	$26,951	$25,665

Gross Profit Margin
Applied Technologies	40.2%	40.6%	39.7%	40.6%	38.3%
Distribution & Storage Equipment	23.5%	22.0%	22.6%	21.8%	18.5%
Process Systems & Equipment	21.0%	9.2%	22.8%	28.4%	27.0%
Total	30.2%	28.6%	30.0%	30.6%	28.6%

Orders
Applied Technologies	$34,762	$31,907	$35,620	$37,010	$43,722
Distribution & Storage Equipment	32,383	41,279	35,070	45,769	32,638
Process Systems & Equipment	4,251	7,270	30,472	31,889	8,518

Total	$71,396	$80,456	$101,162	$114,668	$84,878

Backlog
Applied Technologies	$25,891	$27,366	$28,767	$29,939	$35,205
Distribution & Storage Equipment	26,372	34,020	32,057	40,337	39,227
Process Systems & Equipment	8,165	7,403	27,744	43,163	33,686

Total	$60,428	$68,789	$88,568	$113,439	$108,118

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Sales	$89,772	$79,515	$325,700	$292,937
Cost of products sold:
Cost of sales	64,107	55,473	229,671	213,458
Acquired profit in inventory				1,162
Restructuring charge				936

	64,107	55,473	229,671	215,556

Gross profit	25,665	24,042	96,029	77,381

Selling, general & administrative expense	15,911	15,113	60,803	51,455
Goodwill amortization expense	1,267	1,264	4,921	3,670
Restructuring (income) expense	(704)	199	(614)	11,982
Acquired in-process research and development				22,010

	16,474	16,576	65,110	89,117

Operating income (loss)	9,191	7,466	30,919	(11,736)

Other income (expense):
Gain on sale of assets	675	2,505	1,041	2,505
Interest expense-net	(6,976)	(6,286)	(26,676)	(15,854)

	(6,301)	(3,781)	(25,635)	(13,349)

Income (loss) before income taxes, minority interest and extraordinary item	2,890	3,685	5,284	(25,085)

Income tax expense	1,624	2,014	3,012	3,215

Income (loss) before minority interest and extraordinary item	1,266	1,671	2,272	(28,300)
Minority interest, net of taxes	(55)	(18)	(117)	(171)

Income (loss) before extraordinary item	1,211	1,653	2,155	(28,471)

Extraordinary loss on early extinguishment of debt, net of taxes of $4,650				(7,809)

Net income (loss)	$1,211	$1,653	$2,155	($36,280)

Net income (loss) per common share:
Income (loss) before extraordinary item	$0.05	$0.07	$0.09	($ 1.20)
Extraordinary item	0.00	0.00	0.00	(0.33)

Net income (loss) per common share	$0.05	$0.07	$0.09	($ 1.53)

Net income (loss) per common share- assuming dilution:
Income (loss) before extraordinary item	$0.05	$0.07	$0.09	($ 1.20)
Extraordinary item	0.00	0.00	0.00	(0.33)

Net income (loss) per common share- assuming dilution	$0.05	$0.07	$0.09	($ 1.53)

Shares used in per share calculations	24,307	23,719	24,110	23,660
Shares used in per share calculations- assuming dilution	24,532	23,900	24,326	23,660

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2000	December 31, 1999
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$4,921	$2,314
Accounts receivable, net	53,917	60,236
Inventories, net	66,987	50,578
Other current assets	31,006	30,222

Total Current Assets	156,831	143,350

Property, plant and equipment, net	63,382	74,757
Goodwill, net	173,128	177,228
Other assets, net	28,148	29,235

TOTAL ASSETS	$421,489	$424,570

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$36,265	$25,102
Customer advances	1,790	2,765
Billings in excess of contract revenue	2,630	296
Accrued expenses and other liabilities	44,770	45,764
Current portion of long-term debt	25,484	19,336

Total Current Liabilities	110,939	93,263

Long-term debt	244,386	259,336
Other long-term liabilities	11,320	16,459

Shareholders’ Equity	54,844	55,512

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$421,489	$424,570

The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

-MORE-

Chart Industries Reports Fourth Quarter Financial Results

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Twelve Months Ended December 31,
	2000	1999
OPERATING ACTIVITIES

Net income (loss)	$2,155	($36,280)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on early extinguishment of debt		12,459
Acquired in-process research and development		22,010
Acquired inventory profit		1,162
Restructuring (income) expense	(704)	9,790
Gain on sale of assets	(1,041)	(2,505)
Depreciation and amortization	17,864	16,909
Income from joint venture	(35)
Foreign currency transaction gain	(233)	(232)
Minority interest	190	280
Deferred income taxes	2,376	(5,449)
Contribution of stock to employee benefit plans	2,283	1,308
Increase (decrease) in cash resulting from changes in operating assets and liabilities:
Accounts receivable	5,577	(462)
Inventory and other current assets	(26,322)	1,618
Accounts payable and other current liabilities	11,138	(14,110)
Billings in excess of contract revenue and customer advances	1,398	(12,012)

Net Cash Provided By (Used In) Operating Activities	14,646	(5,514)

INVESTING ACTIVITIES

Capital expenditures	(5,581)	(7,047)
Acquisition of MVE, net of cash acquired		(2,225)
Redemption of MVE preferred stock		(74,642)
Acquisition of Northcoast Cryogenics, net of cash acquired		(2,185)
Proceeds from sale of assets	5,000	3,300
Other investing activities	154	605

Net Cash Used In Investing Activities	(427)	(82,194)

FINANCING ACTIVITIES

Borrowings on revolving credit facilities	112,254	96,305
Repayments on revolving credit facilities	(102,693)	(87,082)
Borrowings for acquisition of MVE		250,000
Principal payments on long-term debt	(18,288)	(148,957)
Premiums paid on repurchases of debt		(12,459)
Deferred financing costs	(1,015)	(7,698)
Treasury stock and stock option transactions	(17)	(720)
Dividends paid to shareholders		(2,370)

Net Cash (Used In) Provided By Financing Activities	(9,759)	87,019

Net increase (decrease) in cash and cash equivalents	4,460	(689)
Effect of exchange rate changes on cash	(1,853)	834
Cash and cash equivalents at beginning of period	2,314	2,169

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,921	$ 2,314

# # #